Exhibit 4.15

ARCELORMITTAL
EQUITY INCENTIVE PLAN

ANNEX D
Supplemental Terms for 2024-2025 Restricted Share Units and Performance Share Units
The following share limits and vesting provisions shall apply to all Awards of Restricted Share Units and Performance Share Units granted pursuant to the Plan during the period beginning on the date of the annual general meeting of shareholders of the Company in 2024 and ending on the date of the annual general meeting of shareholders of the Company in 2025 (the “2024-2025 Plan Year”). All other terms and conditions of the Restricted Share Units and Performance Share Units are as set forth in the Plan, including but not limited to Section 6 thereof.

1.Shares Available for Grant. Subject to adjustment as provided in Section 7 of the Plan the number of shares of Common Stock that may be issued pursuant to Awards of Restricted Share Units and Performance Share Units granted pursuant to the Plan during the 2024-2025 Plan Year and the number of shares of Common Stock that may be issued pursuant to Awards of Performance Share Units granted to the Executive Office members pursuant to the Executive Office Performance Share Units Plan may not exceed 5,500,000 (five million, five hundred thousand).
2.Vesting and Settlement.

(a)Each Award of Restricted Share Units granted pursuant to the Plan during the 2024-2025 Plan Year shall vest in full on the third (3) year anniversary of the date on which the Award was granted, subject to the continued active Employment of the Participant through such date, and be settled by the Company pursuant to the terms of the Plan on or within fourteen (14) days following the vesting date, provided that the Participant has submitted all necessary settlement information prior to such time.

(b)Unless otherwise determined by the Committee at any time at or after the Award Notice, if a Participant’s Employment is terminated for any reason other than by reason of the Participant’s Retirement at the age of sixty or more and the Participant has ten (10) years of continuous employment with one or several Affiliates, each Performance Share Unit that has not vested as of the date of such termination shall expire and be terminated. If a Participant’s Employment is terminated due to the Participant’s Retirement at the age of sixty or more and the Participant has ten (10) years of continuous employment with one or several Affiliates prior to the vesting date, the number of Performance Share Units that is equal to the sum for each calendar year of the vesting period to (A) the number of Performance Share Units granted pursuant to the Award Notice divided by 3, multiplied by (B) a fraction, the numerator of which is the number of days or the calendar year during which the Participant was employed, multiplied by (C) the multiplier corresponding to the achievement of the goals during the concerned calendar year, and the denominator of which is the total number of days in the calendar year, shall vest upon the vesting date.

(c)Each Award of Performance Share Units granted pursuant to the Plan during the 2024-2025 Plan Year shall vest after the completion of the three (3) full year financial exercises following the date on which the Award was granted, subject to the continued active

Employment of the Participant through such date and subject to the achievement of the following goals:
▪The achievement of Total Shareholder Return (TSR) counting for 40% (forty percent),

▪The achievement of Environmental, Social and Governance targets (ESG) counting for 20% (twenty percent) split as follows:

•10% Health & Safety measure

•5% Climate action measure

•5% Diversity & Inclusion measure

• And the achievement of Return on Capital Employed (“ROCE”) counting for 40% (forty percent).

(i) The performance targets for the Performance Share Units granted during the 2024-2025 Plan Year and the portion of the Award conditioned by each of them shall be as follows:

i.The vesting of forty percent (40%) of the Award shall be subject to the Company achievement on TSR (the “TSR Award”) over the vesting period and shall be determined by comparing the Company’s TSR to the weighted average TSR performance of the companies comprising a comparator group defined by the Committee (the “Peer Group”) calculated year-by-year

ii.The vesting of twenty percent (20%) of the Award shall be subject to the Company achievement on ESG targets as set by the Board of Directors over the vesting period (the “ESG Award”), calculated year-by-year for Health & Safety measure and cumulative over three years for Climate action and Diversity & Inclusion measures.

iii.The vesting of the remaining forty percent (40%) of the Award shall be subject to the Company achievement on ROCE targets over the vesting period (the “ROCE Award”) as set by the Board of Directors calculated year-by-year.

(ii)The performance targets applicable to the Awards shall be as follows:

(1)With respect to the TSR Award, the threshold level shall be 80% of the weighted average of the TSR performance, the target level shall be 100% of the weighted average of the TSR performance, the stretch level shall be 120% of the weighted average of the TSR performance and the ceiling level shall be 140% of the weighted average TSR performance -realized by the companies in the Peer Group year-by-year.

(2)With respect to the ESG Award, the threshold level shall be 80% of the target, the target level shall be 100% of the target, the stretch level shall be 120% of the target and the ceiling level shall be 140% of the target as set by the Board of Directors, calculated year-by-year for Health & Safety and cumulative for Climate action and Diversity & Inclusion measures.

(3)With respect to the ROCE Award, the threshold level shall be 6%, the target level shall be 9%, the stretched level shall be 12%, and the ceiling level shall be 14% as set by the Board of Directors, calculated year-by-year. For other strategic measure, the Board of Directors will determine the level of threshold and stretched.

(iii)At the end of the vesting period the Committee shall determine whether the performance achieved for each of the performance criteria has been met and, for the portion of the awards conditioned by each of them, the Performance Share Units that shall vest and be subject to settlement for each Participant as follows:

(1)No Performance Share Units shall vest if the Committee determines that the achievement reached for the performance target is below the threshold level defined for the TSR award, the ESG award and the ROCE award.

(2)Performance Share Units shall vest and the Participant shall have the right to the settlement of a number of shares equal to 50% of the Performance Share Units if the Committee determines that the achievement reached for the performance target is at the threshold level defined for TSR, ESG and ROCE awards.

(3)Performance Share Units shall vest and the Participant shall have the right to the settlement of a number of shares equal to 100% of the Performance Share Units if the Committee determines that the achievement reached for the performance target is at the target level defined for TSR, ESG and ROCE awards.

(4)Performance Share Units shall vest and the Participant shall have the right to the settlement of a number of shares equal to 150% of the Performance Share Units if the Committee determines that the achievement reached for the performance target is at the stretch level defined for TSR, ESG and ROCE awards.

(5)Performance Share Units shall vest and the Participants shall have the right to the settlement of a number of shares equal to 200% of the Performance Share Units granted if the Committee determines that the achievement reached for the performance target is at the ceiling level defined for TSR, ESG and ROCE awards.

For performance results between threshold and ceiling levels, the Committee shall apply straight-line interpolation to determine the number of Performance Share Units for TSR award and ESG award, whereas for ROCE award the Committee shall apply linear interpolation only between target and ceiling. In no event the Participant will be entitled to settlement of a number of Performance Share Units equal no more than 200% of the PSUs granted to the Participant.

The table below summarizes the performance criteria and the percentage of vesting associated to different achievement levels for each Award portion described in this document:

Performance Measure	Weight	Threshold	Target	Stretch	Ceiling
TSR vs. comparator Group	40% Year-by-year	80% vs. rolling average of Peer Group	100% vs. rolling average of Peer Group	120% vs. rolling average of Peer Group	140% vs. rolling average of Peer Group
Percentage of Vesting		50%	100%	150%	200%
ROCE	40% Year-by-year	6%	9%	12%	14%
Percentage of Vesting		50%	100%	150%	200%
ESG (20%)	10% H&S (Year-by-year)	80% of target 50% vesting	100% of target 100% vesting	120% of target 150% vesting	140% of target 200% vesting
	5% Climate action (Cumulative)	80% of target 50% vesting	100% of target 100% vesting	120% of target 150% vesting	140% of target 200% vesting
	5% Diversity & Inclusion (Cumulative)	80% of target 50% vesting	100% of target 100% vesting	120% of target 150% vesting	140% of target 200% vesting

(iv)    The Committee shall determine whether the performance criteria have been met within ninety (90) days from the vesting date and shall inform each Participant of such performance as soon as practicable thereafter. Vested Awards shall be settled by the Company pursuant to the terms of the Plan on or within fourteen (14) days after the confirmation that the performance criteria have been met, provided that the Participant has submitted all necessary settlement information prior to such time.

At the end of the vesting period, the Committee shall determine for:

(1)TSR, ROCE and H&S targets, the level of performance achieved for each of these goals and financial year, on per annum basis, each year carrying the same weight.

(2)Climate action, Diversity & Inclusion targets, the level of performance achieved for each of these goals, on a cumulative basis.

For purposes of clarification, if a Participant belongs to different business units during the performance period or otherwise has duties and responsibilities that affect the performance of multiple business units during the performance period, the Committee may take into consideration the achievements reached for the applicable performance objectives of multiple business units, as appropriate, for various portions of the performance period in respect of Performance Share Units held by such Participant, considering for each financial year the achievements reached by the business units to which the Participant belonged to or for which the Participant had responsibilities for the longest period within the financial year.

EXHIBIT 4

Terms Applicable to Participants Subject to United States Federal, State or Local Tax in Respect of Any Restricted Share Units or Performance Share Units Granted Pursuant to the Plan during the 2024-2025 Plan Year.

Pursuant to Section 17 of the Plan, the following terms and conditions shall apply to all Awards issued to any Participant who is or may be subject to federal, state or local tax in respect of any Restricted Share Units or Performance Share Units granted pursuant to the Plan during the 2024-2025 Plan Year (a “U.S. Participant”). With respect to each U.S. Participant, in the event of any conflict between the terms of the Plan and this Exhibit, the terms of this Exhibit shall apply.

1.Vesting and Settlement.

All Awards granted to U.S. Participants shall be settled within two and one-half months (75 calendar days) following the date on which such Award vests.

In the event that a U.S. Participant’s Employment terminates for any reason prior to the vesting date of the Award:

i.unless otherwise determined by the Committee at any time at or after the Award Notice, if a Participant’s Employment is terminated for any reason other than by reason of the Participant’s Retirement at the age of sixty or more and the Participant has ten (10) years of continuous employment with one or several Affiliates, each Performance Share Unit that has not vested as of the date of such termination shall expire and be terminated. If a Participant’s Employment is terminated due to the Participant’s Retirement at the age of sixty or more and the Participant has ten (10) years of continuous employment with one or several Affiliates prior to the vesting date, the number of Performance Share Units that is equal to the sum for each calendar year of the vesting period to (A) the number of Performance Share Units granted pursuant to the Award Notice divided by 3, multiplied by (B) a fraction, the numerator of which is the number of days or the calendar year during which the Participant was employed, multiplied by (C) the multiplier corresponding to the achievement of the goals during the concerned calendar year, and the denominator of which is the total number of days in the calendar year, shall vest upon the vesting date.

ii.if the Participant’s Employment terminates by reason of the Participant’s death, disability or Retirement at age sixty (60) or more, each Restricted Share Unit shall vest as set forth in Section 6(c) of the Plan and in section 2 of the annex D, and shall be settled within fourteen (14) days following the date of such U.S. Participant’s death, disability or Retirement, provided that all necessary settlement information has been submitted by the Participant or his or her heirs.
Settlement of such Award may not be deferred under Section 4(e) of the Plan, except in compliance with Section 409A of the Code. Notwithstanding anything to the contrary, in the event that such U.S. Participant is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) on the date his or her Employment terminates by reason of Retirement, the Award shall be settled on the first business day of the first calendar month that begins after the six-month anniversary of the date of the termination of Employment.

2.Committee Discretion.

With respect to Awards granted to U.S. Participants, the Committee’s authority with respect to leaves of absence as set forth in Section 4(d) of the Plan shall be limited as follows: the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of Employment; provided that, no payment shall be made with respect to any Award that is subject to Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder (the “Code”) as a result of any such authorized leave of absence or absence in military or government service unless such authorized leave of absence constitutes a separation from service for purposes of Section 409A.

3.Payments by the Company.

With respect to Awards granted to U.S. Participants, the Committee may not accelerate the settlement of any Award unless any such acceleration would be permissible under Section 409A of the Code.

4.Adjustments Upon Certain Changes.
No provision of Section 9 of the Plan shall be given effect with respect to Awards granted to U.S. Participants, to the extent that such provision would cause any tax to become due under Section 409A of the Code.

5.Amendment or Termination of the Plan.
With respect to Awards granted to U.S. Participants, no provision of the Board of Directors’ right to amend or terminate the plan as provided in Section 12 of the Plan shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.
6.Certain Limitations on Awards to Ensure Compliance with Code Section 409A.
The Company intends that the Plan and each Award granted hereunder that is subject to Section 409A of the Code shall comply with Section 409A of the Code and that the Plan shall be interpreted, operated and administered accordingly. In the event any term and/or condition of an Award granted hereunder would cause the application of an accelerated or additional tax due by the Participant under Section 409A of the Code, such term and/or condition shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. Any reservation of rights by the Company hereunder affecting the timing of payment of any Award subject to Section 409A of the Code (including, without limitation, the rights of the Committee pursuant to Section 9(d)) will only be as broad as is permitted by Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of or gross up in connection with any taxes and or penalties owed by the Participant pursuant to Section 409A of the Code.
To the extent that a Participant is not, during the period of time when his or her Award is outstanding, subject to the application of Section 409A of the Code, the limitations contained herein solely to ensure compliance with Section 409A of the Code shall not apply.